Exhibit 99.1

NEWS RELEASE

Comdisco Announces Fiscal Year 2009 Financial Results

Rosemont, IL- December 11, 2009 - Comdisco Holding Company, Inc. (OTC: CDCO.OB) (“Comdisco”) today reported financial results for its fiscal year ended September 30, 2009. Comdisco emerged from Chapter 11 bankruptcy proceedings on August 12, 2002 and, under its Plan of Reorganization (the “Plan”), its business purpose is limited to the orderly sale or run-off of all its remaining assets.

Operating Results: For the fiscal year ended September 30, 2009, the company reported net earnings of approximately $2,084,000, or $0.52 per common share (basic and diluted).  The per share results for Comdisco are based on 4,029,055 shares of common stock outstanding on average during the 2009 fiscal year.

For the fiscal year ended September 30, 2009, total revenue decreased by 56 percent to $4,533,000.  Net cash provided by operating activities was $7,889,000 for fiscal year ended September 30, 2009 compared to net cash provided by operating activities of $9,353,000 for the fiscal year ended September 30, 2008.

The $76,890,000 of total assets as of September 30, 2009 included $66,065,000 of unrestricted cash compared to $75,464,000 of total assets as of September 30, 2008 and $57,554,000 of unrestricted cash.

As a result of bankruptcy restructuring transactions, the adoption of fresh-start reporting and multiple asset sales, Comdisco’s financial results are not comparable to those of its predecessor company, Comdisco, Inc.  Please refer to the company’s annual report on Form 10-K filed on December 11, 2009 for complete financial statements and other important disclosures.

About Comdisco
Comdisco emerged from chapter 11 bankruptcy proceedings on August 12, 2002. The purpose of reorganized Comdisco is to sell, collect or otherwise reduce to money in an orderly manner the remaining assets of the corporation. Pursuant to the Plan and restrictions contained in its certificate of incorporation, Comdisco is specifically prohibited from engaging in any business activities inconsistent with Comdisco’s limited business purpose. Accordingly, within the next few years, it is anticipated that Comdisco will have reduced all of its assets to cash and made distributions of all available cash to holders of its common stock and contingent distribution rights in the manner and priorities set forth in the Plan. At that point, the company will cease operations. On August 12, 2004, the company filed a Certificate of Dissolution with the Secretary of State of the State of Delaware to formally extinguish Comdisco’s corporate existence with the State of Delaware except for the purpose of completing the wind-down contemplated by the Plan.

Safe Harbor
The foregoing contains forward-looking statements regarding Comdisco. They reflect the company’s current views with respect to current events and financial performance, are subject to many risks, uncertainties and factors relating to the company’s operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied by such forward-looking statements. The company intends that such forward-looking statements be subject to the Safe Harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words and phrases ''expect,'' ''estimate,'' and ''anticipate'' and similar expressions identify forward-looking statements. Certain factors that could cause actual results to differ materially from these forward-looking statements are listed from time to time in the company’s reports filed with the Securities and Exchange Commission, including, but not limited to, the report on Form 10-K for the fiscal year ended September 30, 2009.  Comdisco disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Mary Moster
312-565-3900
mcmoster@lcwa.com